LEASE OR MONTH TO MONTH RENTAL AGREEMENT

     1. PROPERTY: A. Landlord rents to Tenant and Tenant rents from Landlord, the real property and improvements described as:

7520  New  Salem  Street  (A  single  family  residence)  San  Diego,   Ca.92126
-(-Premises-). B. The following personal property is included: none

2.   TERM: The term begins on (date) March 10th, 2000
                     ("Commencement Date"), (Check A or B):

     X. Lease: and shall terminate on (date) February 28, 2001 at 12:00 PM Any holding over after the term of this Agreement expires, with Landlord'; consent, shall create a month-to-month tenancy which either party may terminate as specified in paragraph 2A. Rent shall be at a rate equal to the rent for the immediately preceding month, unless otherwise notified by Landlord, payable in advance. All other terms and conditions of this Agreement shall remain in full force and effect
 .
3. RENT:

     A. Tenant agrees to pay rent at the rate of $ 1,350.00 per month for the term of the Agreement.

     B. Rent is payable in advance on the 1st day of each calendar month, and is delinquent on the next day.

     C. If Commencement Date falls on any day other than the first day of the month, rent shall be prorated based on a 30-day period. It Tenant has paid one full month's rent in advance of Commencement Date, rent for the second calendar month shall be prorated based on a 30-day period.

D. PAYMENT: The rent shall be paid to (name) Nicholas Investment Company at (address) PO Box 370420, San Diego, CA 92137 or at any other location specified by Landlord in writing to Tenant.

     4. SECURITY DEPOSIT: __j A. Tenant agrees to pay $ 1,350.00 as a security deposit. Security deposit will be XX given to the Owner of the Premises;

     B. All or any portion of the security deposit may be used, as reasonably necessary, to: (1) cure Tenant's default in payment of rent, Late Charges, NSF fees, or other sums due; (2) repair damage, excluding ordinary wear and tear, caused by Tenant or by a guest or licensee of Tenant; (3) clean Premises, if necessary, upon termination of tenancy; and (4) replace or return personal property or appurtenances. SECURITY DEPOSIT SHALL NOT BE USED BY TENANT IN LIEU OF PAYMENT OF LAST MONTH'S RENT. If all or any portion of the security deposit is used during tenancy, Tenant agrees to reinstate the total security deposit within five days after written notice is delivered to Tenant. Within three weeks after Tenant vacates the Premises, Landlord shall (1) furnish Tenant an itemized statement indicating the amount of any security deposit received and the basis for its disposition, and (2) return any remaining portion of security deposit to Tenant.

     C. No interest will be paid on security deposit, unless required by local ordinance.

     D. It security deposit is held by Owner, Tenant agrees not to hold Broker responsible for its return. If security deposit is held in Owner's Broker's trust account, and Broker's authority is terminated before expiration of this Agreement, and security deposits are released to someone other than Tenant, then Broker shall notify Tenant, in writing, where and to whom security deposit has been released. Once Tenant has been provided such notice, Tenant agrees not to hold Broker responsible for security deposit.
5. MOVE-IN COSTS RECEIVED/DUE:

Category            Total Due    Payment Received    Balance Due        Date Due
Rent from 3/10/00      (22 days)
To 3/31/00 (date)       990.00

Security Deposit      1,350.00

Other

Other

Total                 2,340.00

*The maximum amount that Landlord may receive as security deposit however designated cannot exceed two month's rent for an unfurnished premises, and three month's rent for a furnished premises.

6. PARKING: (Check A or B)

     A. Parking is permitted as Attached 2 car garage The right to parking is, Included in the rent charge pursuant to,paragraph 3. If not included in the rent, the parking rental fee shall be an additional $ - - - - - - - - - per month. Parking space(s) are to be used for parking operable motor vehicles, except for trailers, boats, campers, buses or trucks (other than pick-up trucks). Tenant shall park in assigned space(s) only. Parking space(s) are to be kept clean. Vehicles leaking oil, gas or other motor vehicle fluids shall not be parked on the Premises. Mechanical work or storage of inoperable vehicles . is not allowed in parking space(s) or elsewhere on the Premises.



7.   STORAGE: (Check A or 8)

     X A. Storage is permitted as follows: The right to storage space is, is not, included in the rent charged pursuant to paragraph 3. If not included in rent, storage space shall be an additional $ _ per month. Tenant shall store only personal property that Tenant owns, and shall not store property that is claimed by another or in which another has any right, title, or Interest. Tenant shall not store any improperly packaged food or perishable goods, flammable materials, explosives, or other Inherently dangerous material.

  B. Storage is not permitted on the Premises.

     8. LATE CHARGE/NSF CHECKS: Tenant acknowledges that either late payment of rent or issuance of a non-sufficient funds ("NSF") check may cause Landlord to incur costs and expenses, the exact amount of which are extremely difficult and impractical to determine. These costs may include, but are not limited to, processing, enforcement and accounting expenses, and late charges Imposed on Landlord. If any installment of rent due from Tenant is not received by Landlord within 5 (or ___) calendar days after date due, or if a check is returned NSF, Tenant shall pay to Landlord, respectively, an additional sum of $___ as Late Charge and $25.00 as a NSF fee, either or both of which shall be deemed additional rent. Landlord and Tenant agree that these charges represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant's late or NSF payment. Any Late Charge or NSF fee due shall be paid with the current installment of rent. Landlord's acceptance of any Late Charge or NSF fee shall not constitute a waiver as to any default of Tenant. Landlord's right to collect a Late Charge or NSF fee shall not be deemed an extension of the date rent is due under paragraph 3, or prevent Landlord from exercising any other rights and remedies under this Agreement, and as provided by law.

         Tenant and Landlord acknowledge a receipt of copy of this page, which constitutes Page 1 of 3Pages.
          Tenant's Initials (pl) (5.l. ) Landlord's Initials (__) (__)

THIS FORM HAS BEEN APPROVED BY THE CALIFORNIA ASSOCIATION OF REALTORS* (C.A.R.). NO REPRESENTATION IS MADE AS TO THE LEGAL VALIDITY OR ADEQUACY OF ANY PROVISION IN ANY SPECIFIC TRANSACTION. A REAL ESTATE BROKER IS THE PERSON QUALIFIED TO ADVISE ON REAL ESTATE TRANSACTIONS. IF YOU DESIRE LEGAL OR TAX ADVICE, CONSULT AN APPROPRIATE PROFESSIONAL.

The copyright laws of the United States (17 U.S. Code) forbid the unauthorized reproduction of this form by any means, Including facsimile or computerized formats. Copyright 0 1994-1997. CALIFORNIA ASSOCIATION OF REALTORSO